Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

March 8, 2012

Marlborough Software Development Holdings Inc.

500 Nickerson Road

Marlborough, MA 01752-4695

Ladies and Gentlemen:

We have acted as counsel for Marlborough Software Development Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 1,724,167 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Marlborough Software Development Holdings Inc. Incentive Compensation Plan (the “Plan”).

In arriving at this opinion, we have examined the Company’s Certificate of Incorporation, as amended, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Plan and such other instruments and documents as we have deemed appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized; (ii) upon issuance of Shares against consideration therefore pursuant to the terms and conditions set forth in the Plan, the Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

This opinion letter is given to you for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ Seyfarth Shaw LLP